EXHIBIT 99.3

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International - Chairman, CEO

Jan Valcke

VASCO Data Security International - President, COO

Cliff Bown

VASCO Data Security International - EVP, CFO, Secretary

CONFERENCE CALL PARTICIPANTS

Scott Zeller

Needham & Company - Analyst

Joe Maxa

Dougherty & Company - Analyst

Ahmad Samana

Morgan Keegan & Co., Inc. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the VASCO Data Security International fourth-quarter and full-year 2009 earnings conference call. (Operator Instructions). It is now my pleasure to turn the conference over to Mr. T. Kendall Hunt, Founder, Chairman, and Chief Executive Officer. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder, and CEO of VASCO Data Security International Inc.

On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words is forward-looking, and these statements involve risks and uncertainties that are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we are going to review the results for the fourth-quarter and full-year 2009. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like you to budget one hour for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite today’s challenging economic climate, VASCO is pleased to report that all four quarters of 2009 were profitable quarters. Revenues for Q4 were $31.9 million, an increase of approximately 10% compared to fourth-quarter 2008.

Q4 2009 was our 28th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 70% of revenue and our operating income was approximately 17% of revenue.

During the quarter, we sold an additional 428 new accounts, including 60 new banks and 368 new enterprise security customers. This compares to the fourth quarter a year ago in which we sold 355 new accounts, including 37 banks and 318 enterprise security customers. We now have approximately 9,500 customers, including more than 1,400 banks, in more than 100 countries.

Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the fourth quarter of 2009, our cash decreased slightly by 5%, while our working capital balance increased 6%. At December 31, 2009, our net cash balance was $67.6 million, and we had approximately $89 million of working capital. This strong cash balance gives us the flexibility to invest in our growth, now the economic storm seems to be over.

In our Q3 2009 earnings conference call, we told you that we believe the financial decline had abated and we expected our volume of orders to increase during the fourth quarter. We can now confirm our belief that the banking crisis is behind us. The number of new projects in the financial sector is improving, which implies that VASCO is on the path to growth again.

The strategies that we initiated years ago are working. As you know, it is dangerous to rely on one major business sector as a primary source of revenue, as we did with the financial sector. Additionally, our gross margin was under pressure due to our rapid growth in the banking vertical. After our management reorganization at the end of 2002, the Company focused on diversifying its business towards higher-margin non-banking markets.

In 2001, 94%, or over $21.3 million of our business, came from banks. Only 6%, or $1.4 million, was generated from the enterprise security sector.

The contrast with 2009 is huge. Last year, 74%, or 74.9 percent — $74.9 million, of our business came from banks, while 26%, or $26.8 million, was enterprise security business. So I repeat, we believe that our strategies are working.

Our business mix between banking and non-banking business, often mentioned by Jan during previous quarters, made the Company’s revenue streams more robust. In addition, the mix between high-volume, lower-margin deals in banking and lower-volume, high-margin deals in non-banking has reduced the pressure on our gross margins.

The enterprise security sector is going through a transition phase. With our enhanced product offering, including Identikey and aXs GUARD, we are able to compete in areas that were previously our competitors’ strong points. In fact, we have recently experienced an increase in the number of competitive wins and conversions from other vendors’ systems to VASCO.

We believe that the focus of some of our competitors is no longer on the authentication of employees. We are ready to take advantage of that shift in focus.

Our nonbanking business is more than just enterprise security. In the B2C e-commerce sector, we are making great progress in verticals such as e-gaming and e-gambling. Jan will tell you more about this later.

Our margins are also supported by our product mix. Since 2003, the Company has invested strongly in its software and server product lines. In 2003, almost all of our revenue came from the sales of hardware DIGIPASS. In 2008 and 2009, this situation changed dramatically. In 2008, 25%, and in 2009, 23%, respectively, of our revenue came from non-hardware.

We expect that the proportion of non-hardware revenue will grow further during 2010 due to the regent loss of DIGIPASS for iPhone and DIGIPASS for Windows Mobile, and due to the growing success of our Identikey authentication server.

We can state that our 2002 strategies to diversify our business and our product range have allowed VASCO to report four profitable quarters during 2009. We are convinced that this business model will keep bearing fruit in the years to come.

Now it’s time to start the next phase in VASCO’s history. We are pleased to announce DIGIPASS as a service, or DAS. With our DIGIPASS as a service, we plan to create even more shareholder value and to reach out to thousands of applications that were never in our reach before. Jan will tell you more about this exciting new announcement during his remarks.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International - President, COO

Think you, Ken. Ladies and gentlemen, 2009 was a profitable year for VASCO, thanks to our business and product mix, cost control, and the right investments.

As Ken already mentioned, we believe that the banking crisis is over for VASCO and that we can start growing again. For 2010, we have two different strategies. First, we have continued our end-to-end authentication strategies. This is our traditional business. We sell authentication products to banks for customer security, to corporations for employee security but also for customer security, to business-to-consumer companies for customer security.

Secondly, we will implement our DIGIPASS as a service strategy. With DIGIPASS as a service, we are able to secure a multitude of different applications with one and the same DIGIPASS credential.

In end-to-end security, these are our objectives for 2010.

In the banking markets, we will continue our efforts to become even more dominant. We see that the financial sector is recovering from the crisis. We have proven in the fourth quarter that we are already taking advantage of this revival.

In the enterprise security, we will keep strengthening our channel and invest in the further training of our partners. As I said in previous calls, our SEAL training team is doing a great job.

In the application security, or B2C, we want to copy the success that we have in the banking vertical. Therefore, we are developing several competent centers. The first is a financial sector, including retail and corporate banking, also brokerage and insurance. The second is the e-gaming and the e-gambling, our latest hit. The third is the government sector, and the fourth competent center will be securing the software as a service in the ASP sector.

DIGIPASS as a service is a brand-new business for VASCO. Many online applications cannot benefit from strong authentication due to two reasons. The first is the relatively low value of the accounts, such as a social network site. Secondly is the relatively low frequency of use, such as a frequent flyer account.

This is really the home turf of DIGIPASS as a service. DIGIPASS as a service allows customers to secure a multitude of enterprise and end-user applications with one single DIGIPASS credential. This means that the company will be able to secure common access to its webmail, network, ERP, CRM, etc., etc. It also means that the consumer will be able to securely bank online, buy tickets over the Internet, play Internet e-games, access his or her social network account with one and the same DIGIPASS.

VASCO’s DIGIPASS as a service is built around VACMAN, VASCO’s core authentication engine, and Identikey, VASCO’s leading authentication server. On the end-user side, VASCO’s [position] is a target range of over 50 hardware and software DIGIPASS line authentication products.

In addition, VASCO boost its effort to embed its authentication solutions in the products of the world’s leading technology companies.

For application owners and companies, the benefits of VASCO’s DIGIPASS as a service are obvious — extra service to the end users, potential source of revenue, lower cost of ownership because the cost of the authentications are shared among several parties. This brings strong authentication into almost every online applications code. Ease of distribution and fulfillment, shared back-office cost, short [rolo] times, protection against lost revenue due to account sharing.

The launch of the VASCO’s DIGIPASS as a service offering is a giant step in the Company’s evolution. We believe that the combination of VASCO’s DAS with our existing end-to-end authentication solutions will bring any existing online application into the reach of VASCO’s market-leading DIGIPASS authentication.

As a conclusion, I would like to thank all the VASCO people for their great work during the challenging year 2009. 2010 brings us another story, a more positive story. We are convinced that 2010 will be a good year for the Company and all its stakeholders.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Jan. I now would like to introduce Cliff Bown, VASCO’s Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Thanks, Ken. Welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2009 were $31.9 million, an increase of $3 million, or 10%, from the fourth quarter of 2008. For the full year, revenues were $101.7 million, a decrease of $31.3 million, or 24%, from the comparable periods in 2008.

The increase in revenue for the fourth quarter reflected increases from both the banking and the enterprise and application security markets. The decrease in revenue for the full year reflected a significant decline in revenues from the banking market, partially offset by an increase in revenues from the enterprise and application security market.

Revenues from the banking market increased 3% for the fourth quarter and decreased 31% for the full-year 2009 when compared to the same periods in 2008. Revenues from the enterprise and application security market increased 45% and 11% for the fourth quarter and full year of 2009, respectively, compared to the same periods of 2008.

It should also be noted that the comparison of revenues was positively impacted by the stronger U.S. dollar in the fourth quarter of 2009. We estimate that revenues in the fourth quarter were — of 2009 were approximately $1.8 million higher than they would have been had the exchange rates in 2009 been the same as in 2008. For the full year, however, the U.S. dollar was weaker than it was for the full year of 2008, resulting in an estimated reduction in revenues of $2.5 million in 2009 when compared to 2008.

The percentage of revenue coming from the enterprise and application security market increased in 2009 when compared to 2008. The distribution of revenue in the fourth quarter of 2009 between our two primary markets was 76% from banking and 24% from enterprise and application security. This compares to 82% from banking and 18% from enterprise and application security in Q4 of 2008.

For the full-year 2009, 74% of our revenue was from banking and 26% was from enterprise security, and compares to 82% from banking and 18% from the enterprise and application security area for the year 2008.

Our revenues continue to come predominantly from outside the United States. The geographic distribution of our revenue in the fourth quarter was approximately 70% from Europe, 9% from the United States, 10% from Asia, and the remaining 11% from other countries. For full-year 2009, approximately 72% of revenue came from Europe, 7% from the United States, 9% from Asia, and the remaining 12% from other countries.

Gross profit as a percentage of revenue for both the fourth quarter and full-year 2009 was approximately 70%. In 2008, gross profit as a percentage of revenue was 65% and 69% for the fourth quarter and full year, respectively. The improvement in gross profit for the fourth quarter of 2009, compared to the fourth quarter of 2008, was primarily due to two factors. One, the fourth quarter of 2008 included an impairment charge of $1.3 million related to development costs of a project that did not result in revenues as expected. And two, the fourth quarter of 2009 benefited from the release of $390,000 of warranty reserves that were determined to no longer to be needed.

Other factors that impacted our gross margin rate for the quarter largely offset each other. Compared to the fourth quarter of 2008, the fourth quarter of 2009 benefited from stronger currency rates and a higher percentage of our business coming from the enterprise and application security area, but reflected lower non-hardware revenues as a percentage of total revenue, and included more card readers as a percentage of total revenue.

As noted in prior calls, sales into the enterprise and application security market and revenues from our non-hardware area generally have higher gross margin rates, while card readers have lower gross margin rates due to competitive pricing pressures. Our non-hardware revenues and revenues from card readers represented 24% and 17% of total revenue, respectively, in the fourth quarter of 2009, compared to 32% and 11%, respectively, in the fourth quarter of 2008.

For the full year, the gross margin rate in 2009 was comparable to the rate in 2008. Again, while the rates were comparable, there were a number of offsetting factors, which included the benefit from the aforementioned reserve adjustments and the increase in revenues from enterprise and application security business, partially offset by unfavorable change in currency rates, the change in non-hardware revenue as a percentage of total revenue, and the percentage of card readers sold were not a major factors in the full-year comparison.

Non-hardware revenue as a percentage of total revenue was 23% in 2009, compared to 25% in 2008. Card readers represented 18% of total revenues in 2009, compared to 17% in 2008.

Operating expenses for the fourth quarter of 2009 were $17 million, which is essentially unchanged from the fourth quarter of 2008. Operating expenses for the full year of 2009 were $57.7 million, an increase of $6.1 million, or 10%, from the same period in 2008.

Operating expenses for the fourth quarter of 2009 included $475,000 of expense related to stock-based incentive programs. For the full year of 2009, operating expenses included a benefit of $309,000 related to stock-based incentive plans.

As noted in our first-quarter conference call, we reversed approximately $2 million of (technical difficulty) had been established in prior years for long-term, incentive-based compensation plans where it is no longer likely that the performance targets will be met. Stock-based incentive plan expenses in the fourth quarter and full year of 2008 were $833,000 and $3,117,000, respectively.

It should also be noted that the comparison of operating expenses in 2009 to 2008 was negatively impacted in the fourth quarter by the stronger U.S. dollar, but positively impacted for the full year 2009 by the weaker U.S. dollar. We estimate that expenses were $1.2 million higher in the fourth quarter and $3.1 million lower for the full year than they would’ve been had the exchange rates in 2009 been the same as in 2008.

For the fourth quarter, including the negative impact of currency, operating expenses decreased by $1.3 million, or 13%, in sales and marketing; increased by $395,000, or 14%, in research and development; and increased by $986,000, or 24%, in general and administrative when compared to the fourth quarter of 2008.

The decrease in sales and marketing expense primarily reflected lower compensation expenses resulting from lower average headcount and lower long-term incentive-plan costs. (Technical difficulty) marketing expenses, employee travel expenses partially offset by the unfavorable impact of the change in currency rates. The increase in research and development expense primarily reflected higher compensation costs resulting from higher average headcount and the unfavorable impact of change in currency rates.

The increase in G&A expenses primarily reflected increased compensation expenses related to higher direct compensation costs, increased depreciation expenses, increased software licensing costs, and the impact of the unfavorable change in currency rates. Our average total headcount in the fourth quarter of 2009 was six persons, or 2% lower than the average headcount in the fourth quarter of 2008. The decrease in average headcount included a decrease of 13 persons in sales and marketing and the operations group, partially offset by an increase of seven persons in the R&D group.

For the full year of 2009, operating expenses decreased by $5.1 million, or 14%, in sales and marketing; $800,000, or 5%, in general and administrative when compared to the same period in 2008. Research and development expenses were generally flat in 2009 compared to 2008.

In addition to the reasons noted for the changes in the fourth quarter, the decreases in expenses for the full year reflected the benefit from the favorable change in currency rates and the reduction in stock-based incentive plan compensation expense noted previously.

In addition, the reduction in expense was partially offset by an increase in our average headcount in all areas. Our average headcount for full-year 2009 was eight persons, or 5% higher, in sales, marketing, and operations staff; 14 persons, or 18%, higher in R&D staff; and eight persons, or 21% higher, in general and administrative staff.

Operating income for the fourth quarter of 2009 was $5.4 million, an increase of $3.6 million, or 197%, from the $1.8 million reported for the fourth quarter of 2008. For the full year, operating income was $13.4 million in 2009, a decrease of $14.7 million, or 52%, from $28.1 million reported in 2008.

Operating income as a percentage of revenue or operating margin was 16.9% for the fourth quarter and 13.2% for the full year of 2009. In 2008, our operating margins were 6.3% for the quarter and 21.2% for the full year.

While we have benefited from our cost-containment action, the decrease in operating margin reflects the fact that we have continued to maintain the investments we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense of $589,000 for the quarter and $3.5 million for the full year of 2009. The effective tax rate was 10% and 21% for the fourth quarter and full year of 2009, respectively. For 2008, the Company reported a tax benefit of $411,000 for the fourth quarter and income tax expense of $4.6 million for the full year.

The effective rate reported in 2008 was a benefit of 17% in the fourth quarter and an expense of 16% for the full year. Effective rates in the fourth quarter of both 2009 reflect the adjustments needed to bring our full-year tax rate to the amount computed for each of our entities.

The increase in the tax rate in 2009, when compared to 2008, is primarily attributable to a reduction in pretax profits. Under our current structure, our effective tax rate will vary — will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline, and as pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization, EBITDA, or operating cash flow, if you will, was $7 million for the fourth quarter and $18.9 million for the full year of 2009. EBITDA was $4.1 million, or 139% higher, in the fourth quarter and $12.4 million, or 40% lower, for the full year — than in the full year of 2008. The reduction in EBITDA for the full year primarily reflects the reduction in earnings.

The make-up of our workforce at December 31, 2009, was 294 people worldwide, with 156 in sales, marketing, and customer support; 92 in research and development; and 46 in general and administrative. As noted previously, the average headcount (technical difficulty) 2009 was six persons, or 2% lower than the average headcount for the fourth quarter of 2008. The average headcount for the full year of 2009 was 30 persons, or 11% higher than the average headcount for the same period of 2008.

Our working capital continued to strengthen during the quarter of 2009, and while our cash balances declined slightly. As of December 31, 2009, our net cash balance, which is defined as total cash less bank borrowings, was $67.6 million, a decrease of $3.6 million, or 5%, from $71.2 million at September 30, 2009, and an increase of $9.9 million, or 17%, from $57.7 million at December 31, 2008.

As of December 31, 2009, our working capital balance was $88.9 million, an increase of $5.6 million, or 7%, from $83.3 million at September 30 and an increase of $13 million, or 7%, from $75.9 million at December 31, 2008.

We had no debt outstanding at any time during the year. During the quarter, our days sales outstanding and Accounts Receivables increased to 90 days as of December 31, 2009, from 85 days at September 30, 2009, and from 79 days at September 30 (technical difficulty) December 31, 2008. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you very much for your attention, and I’d now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Cliff. At our earnings call last year at this time, given the uncertainty created by the continued turmoil in the worldwide economy, VASCO decided to temporarily discontinue its practice of providing annual guidance. That was a year ago and the picture is much clearer now.

I’m pleased to announce that we are once again offering guidance to the market. As in the past, we will only comment on annual numbers, not quarterly numbers. First, we are offering guidance that full-year 2010 revenue will grow from 15% to 20% over full-year 2009. Second, we are offering guidance that full-year 2010 operating income will range between 5% to 10% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people; our newly-announced DIGIPASS as a service, or DAS; and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today, and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you’d limit your questions to an initial question plus a follow-up. If you have additional questions, you can circle back and ask them again. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Scott Zeller, Needham & Company.

Scott Zeller - Needham & Company - Analyst

Could you give us some color around the operating-margin outlook for the year? You know, with the strong revenue guidance, I guess any color on gross margin due to product mix, whether or not you expect that to approve through calendar 2010. And then, also, the OpEx control through the year as it relates to the revenue growth that you’ve forecasted. Thanks.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

As it relates to gross margin, we expect that to maintain about the same level of 2009.

As you’ve witnessed over the last several years, and more particularly over the last year or so, we have continued to do better and be successful in generating more non-hardware revenue of all types, and that tends to buoy up our gross margins in spite of the fact that a relatively significant portion of our revenues come from card readers, which, as been reported, are lower margin.

As far as operating margin is concerned, we are going to continue to invest in the business. We have announced consistently that we are building our infrastructure to make us a more mature firm, one that can report better, one that can control better, and we’ll continue that investment.

We’re also continuing to invest in our people, particularly in areas that show great promise, and then, lastly, the new DIGIPASS authentication service is something that we need to continue to build out. Jan or Cliff, do you have any other points or questions?

Jen Valcke - VASCO Data Security International - President, COO

No.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Ken, on the revenue guidance, presumably you are having additional strength in your RFP activity. I was curious if you could give us color on the activity as far as the 12-month POs that you’ve had in the past?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

I’ll let Jan answer that question.

Jan Valcke - VASCO Data Security International - President, COO

Thank you, Ken. So basically, what we see is, of course, and you mentioned right here at the end of the earnings call in the third quarter, we said we decreased around (technical difficulty) as a consequence (technical difficulty) banks are getting back to the same principle like they did in the past (technical difficulty) DIGIPASS (technical difficulty). Does that give you an answer, Joe?

Joe Maxa - Dougherty & Company - Analyst

I’m sorry, I’m having difficulty with my phone. Please move to the next caller.

Operator

Brian Freed, Morgan Keegan & Co., Inc.

Ahmad Samana - Morgan Keegan & Co., Inc. - Analyst

It’s [Ahmad Samana] here for Brian Freed. I wanted to follow up on the operating-margin question. Can you quantify the operating-margin impact, what it would’ve been if you wouldn’t be rolling out this staff solution? How should we look at absolute operating-expense growth? Should it be significantly more than revenue?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

In general, no, we won’t break out the investment in DAS as a separate item. We don’t want to get down to that level of detail.

Our strategies for 2010, and as Ken mentioned, are very broad. It’s not only investing in DAS, it’s continuing to invest in markets that we have. It’s continuing to do more things in the enterprise and application security business. So, there are quite a number of variables that go into that operating-expense line item.

In terms of the overall OpEx, I’m not sure that I can give you much more detail than what we’ve given here. Obviously, VASCO has a model that is very leverageable. We contract, or we have all of our manufacturing with outside contractors. But we use the distribution channel effectively, so we continue to use that leverage in our model.

However, we view 2010 as an opportunity to make the investments to take the next step in the Company’s future, which includes these investments in the new DAS. It includes the investment in those new markets.

Operator

(Operator Instructions). Daniel Ives, FBR Capital Markets.

Unidentified Participant

This is actually Mike for Daniel. Just another follow-up question on margins. In 2009, did you guys maybe scale back your spending and maybe that’s why we are seeing an uptick there? And then, just a quick follow-up.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Certainly, we reacted to the challenging economic environment in 2009 and we cut back discretionary budgets wherever we could.

We reassessed our staffing and, indeed, we did cut our expenses rather dramatically, but as we had announced, I think, consistently in every quarter, we weren’t going to slash and burn. We weren’t going to kill the company just because there was an economic downturn and we even said that we were going to continue investing in some territories with senior salespeople where we saw good opportunity. But, yes, overall, our expenses were down.

Unidentified Participant

And then, a follow-up to the other question because I also — my phone was cutting out when you guys responded. What gives you the confidence in terms of the topline guide? Thanks.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, it’s again — if you look back to when we reported the third quarter, we were more optimistic. We said that suddenly we were seeing more requests for proposals, requests for information, and for some time, that new account activity, it kind of dried up.

We also saw an improving forecast for our existing customers and their anticipated purchases. So, I think we simply delivered, maybe a little more than anybody expected, a good solid quarter based upon those factors that I mentioned last quarter and have repeated here.

Jan just a few seconds ago also mentioned that many of our customers are going back to the 12-month planning that kind of went away for many quarters. So volume purchase agreements that results in 12-month purchase orders with four call-offs so that we can plan better, and we actually have some backlog that we can see over the next 12 months. That’s a very positive sign.

Operator

Mr. Hunt, there are no further questions at this time. I’ll turn the call back to you. Please continue with your presentation or closing remarks.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

All right, very good, very good. Well, ladies and gentlemen, thanks for your attendance today. We look forward to your participation in the next earnings conference call for Q2 2010, and as always, I appreciate the efforts of VASCO’s people around the world, and you as investors can always rely that VASCO people will continue to do their very best. Good afternoon.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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